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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3, Nos. 333-58296 and 333-65776) and related prospectuses of Insight Communications Company, Inc. for the registration of up to $1 billion in aggregate offering price in various combinations of its Class A Common Stock, preferred stock, debt securities, warrants or subscription rights and the Registration Statement (Form S-8, No. 333-57808) pertaining to the Insight Communications Company, Inc. 1999 Stock Option Plan of our reports dated March 12, 2002 with respect to the consolidated financial statements of Insight Communications Company, Inc. included in its Annual Report (Form 1O-K) for the year ended December 31, 200l.

                                                   /s/ Ernst & Young LLP

New York, New York
March 27, 2002